Exhibit 8.2

KPMG LLP	Telephone 860 522 3200
One Financial Plaza	Fax 860 297 5555
Hartford, CT 06103-4103	Internet www.us.kpmg.com KPMG

April 29, 2010

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

150 Danbury Road

Ridgefield, Connecticut 06877

Board of Directors:

You have requested the opinion of KPMG LLP (“KPMG”) as to the Connecticut Corporation Business Tax (“CBT”) and Connecticut Personal Income Tax (“PIT”) consequences to Fairfield County Bank, MHC (a federally chartered mutual holding company parent, or the “MHC”), Fairfield County Bank Corp. (a federally chartered mid-tier stock holding company formed incident to the proposed minority stock issuance, or the “HC”), Fairfield County Bank (a Connecticut chartered savings bank, or the “Bank”), resulting from the transactions as more fully described herein (collectively referred to as the “Stock Offering”). Any advice or other information in this opinion letter is for the sole benefit of Fairfield County Bank, MHC, and may not be relied upon by any other person or organization unless otherwise consented to in this letter. KPMG accepts no responsibility or liability in respect of this letter to any person or organization other than Fairfield County Bank, MHC. Unless otherwise indicated, all section references in this opinion letter are to the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering our opinion, and based on the express instructions of Fairfield County Bank, MHC, we are relying on the federal income tax opinion (“Federal Opinion”) of Kilpatrick Stockton LLP (“External Legal Counsel” ), dated April 28, 2010, for all matters regarding federal income taxes. The opinions contained in this letter are based on the facts, assumptions and representations you made to External Legal Counsel, as well as the facts, assumptions and representations detailed herein. You represented to External Legal Counsel and to us that you have provided them and us with all the facts and circumstances that you know or have reason to know are pertinent to the Federal Opinion and this opinion. If any of the facts or representations set forth in the Federal Opinion, in your separate signed representation letter dated April 28, 2010, or as detailed in this opinion are not entirely complete or accurate, it is imperative that we be informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.

You have represented that the parties to the Stock Offering will act in accordance with the Plan of Stock Issuance adopted by the Board of Directors of Fairfield County Bank and Fairfield County Bank, MHC on February 18, 2009, and amended on March 18, 2009, and February 17, 2010 (the “Plan”). In addition, you have instructed us to assume that all transactions and steps have taken place in the order and exactly described in the Plan. The Plan is hereby incorporated by reference to this opinion. Capitalized terms used but not defined in this opinion have the same meaning as in the Federal Opinion, and the Plan, unless otherwise stated.

KPMG LLP is a Delaware limited liability partnership, the U.S.

member firm of KPMG International Cooperative, a Swiss entity.

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

Any advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions, below. The level of our opinion (“will,” “should” or “more likely than not”) with respect to each matter addressed is set forth in that section of this letter. In various other sections of this letter, for ease of understanding and as a stylistic matter, we might use language (such as “will” or “should”) that could suggest that we reached a conclusion on an issue at a different standard from the standards set forth in the Opinions section of this letter. Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed the standard or standards set forth below in the Opinions section of this letter.

In accordance with our agreement, this opinion is limited to one or more tax issues addressed in the opinion. Additional issues may exist that could affect the tax treatment of the transaction or matter that is the subject of the opinion and the opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any significant Connecticut tax issue outside the limited scope of the opinion, the opinion is not intended or written by KPMG to be used, and cannot be used, by a client or any other person or entity for the purpose of avoiding penalties that may be imposed on any taxpayer. This opinion also is not to be used by a client or any other person or entity in promoting, marketing or recommending to another party any tax-related matters addressed herein.

FACTS

The facts as set forth in the Federal Opinion, and the Plan, and as we understand them to be, are as follows:

In 2007, the Bank reorganized into the mutual holding company form of organization whereby the Bank converted to stock form and became a wholly owned subsidiary of the MHC. Pursuant to the Plan, the MHC and the Bank will reorganize into a mid-tier holding company structure through the formation of the HC and the HC will offer up to 49.9 percent of its aggregate total voting stock to depositors of the Bank and the public in accordance with the terms of the Plan. The Offering will be made by the HC. The HC will own all of the Bank’s capital stock and will direct, plan and coordinate the Bank’s business activities.

The Board of Directors of the Bank believes that the Reorganization will support future lending and operational growth, increase the level of service to the communities in which the Bank does business, allow the Bank to compete more effectively with commercial banks and other financial institutions and increase the Bank’s capital base and provide access to capital markets.

The Reorganization will be implemented pursuant to the Plan in the following simultaneous transactions:

1.	The MHC will form the HC as a wholly owned subsidiary.

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

2.	The HC will form an interim federally chartered stock savings bank (“Fairfield Interim Bank”) as a wholly owned subsidiary.

3.	The Bank will merge into Fairfield Interim Bank, with the Bank as the surviving entity pursuant to the Plan of Merger and, as a result of the merger, the Bank will become a wholly owned subsidiary of the HC (the “Merger”).

4.	Pursuant to the Plan, the HC will, subject to and in accordance with the provisions of the Plan, sell up to 49.9 percent of its Common Stock in the Stock Offering .

Nontransferable rights to subscribe for the HC Common Stock (“Subscription Rights”) will be granted, in order of priority, to depositors of the Bank who have qualifying account balances aggregating $50.00 or more as of December 31, 2008 (“Eligible Account Holders”), the Bank’s tax-qualified employee benefit plans (“Employee Plans”), depositors of the Bank who have qualifying account balances aggregating $50.00 or more as of March 31, 2010, other than officers, directors and their associates (“Supplemental Eligible Account Holders”), and depositors of the Bank (“Other Depositors”) as of the last day of the month immediately preceding Office of Thrift Supervision approval of the Plan of Stock Issuance.

As a mutual holding company, the MHC is a non-stock company. Upon completion of the Stock Offering, the MHC will own a majority of the HC Common Stock. So long as the MHC exists, it will own a majority of the HC Common Stock and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Following the Stock Offering, the MHC is not expected to engage in any business activity other than owning a majority of the common stock of the HC. The officers of the MHC are also the officers of the HC. The directors of the MHC are the directors of the HC and the Bank.

The Bank is a Connecticut chartered savings bank that operates from 23 full-service locations in Fairfield County, Connecticut, and is incorporated under Connecticut law. The Bank offers a variety of deposit and loan products to individuals, businesses and local real estate developers, most of which are located in the Bank’s primary market of Fairfield County. At December 31, 2009, the Bank had assets of $1.6 billion, deposits of $1.3 billion and total equity of $138.2 million.

REPRESENTATIONS

KPMG is relying on the representations in your separate signed representation letter dated April 28, 2010, and the following representations in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations.

1.	The MHC, the HC and the Bank have conducted and/or will conduct business activities in Connecticut.

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

2.	The MHC, the HC and the Bank qualify as financial service companies under Conn. Gen. Stat. § 12-218b(a)(6).

SCOPE OF THE OPINION

Our opinions in this letter are limited to those specifically set forth under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local or foreign tax or legal aspect of the transactions described in this letter. No inference should be drawn on any manner for which we have not specifically given an opinion.

In rendering our opinions, we are relying upon the relevant provisions of federal and Connecticut tax law, the regulations promulgated pursuant to these laws, and judicial and administrative interpretations thereof—all as in effect on the date of this letter. All of the above authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be properly executed under applicable law and that all steps necessary will be taken to effectuate the transactions as required by federal, state or local law.

These opinions are not binding on the Connecticut Department of Revenue Services (“Department”), any other authority, or any court and no assurance can be given that a position contrary to that expressed in this opinion will not be asserted by a taxing authority and ultimately sustained by a court.

Our views as to CBT and PIT consequences rely upon the Federal Opinion, which we understand to conclude as follows:

1.	The merger transaction whereby the Bank becomes a wholly owned subsidiary of the HC will be treated as a tax-free exchange of property solely for voting stock pursuant to Section 351.

2.	The MHC will not recognize any gain or loss upon the transfer of the Bank common stock to the HC (Section 351(a)).

3.	The HC will not recognize any gain or loss on its receipt of the Bank common stock from the MHC (Section 1032(a)).

4.	No gain or loss will be recognized by the HC upon its receipt of money in exchange for shares of the HC Common Stock issued pursuant to the Stock Offering (Section 1032(a)).

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

5.	It is more likely than not that the fair market value of the Subscription Rights is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon the issuance to them of the Subscription Rights (Section 356(a)) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

6.	It is more likely than not that the tax basis to the holders of shares of the HC Common Stock purchased in the Stock Offering pursuant to the exercise of the Subscription Rights will be the amount paid therefore, and that the holding period for such shares will begin on the date of completion of the Stock Offering (Section 1012).

7.	The holding period for shares of the HC Common Stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Section 1223(6)).

External Legal Counsel’s opinions set forth in 5. and 6. above are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether Subscription Rights have a market value. External Legal Counsel is unaware of any instance in which Internal Revenue Service has taken the position that non-transferable subscription rights issued by a converting financial institution have a market value. The Subscription Rights will be granted at no cost to the recipients, will be non-transferable and of short duration, and will afford the recipients the right only to purchase the HC Common Stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of the HC Common Stock. External Legal Counsel believes that it is more likely than not (i.e., that there is a more than 50 percent likelihood) that the Subscription Rights have no market value for federal income tax purposes.

External Legal Counsel’s opinions set forth in 1. and 2. above could be read to suggest that the Subscription Rights are not deemed received by the MHC in the Section 351 transaction. We note that we are not relying herein on that conclusion for our concurrence that the MHC’s transfer of the Bank to the HC should not be taxable to the MHC under Section 351, but rather are relying on the conclusion that the fair market value of the Subscription Rights more likely than not is zero.

OPINIONS

Based on the facts, assumptions and opinions set forth in the Federal Opinion and restated herein, and the Facts and Representations detailed herein, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that there is a greater than 50 percent likelihood (i.e., it is more likely than not) that the tax consequences described below will prevail if challenged by the Department:

1.	The CBT consequences of the Stock Offering will conform to the federal income tax consequences of the Stock Offering.

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

2.	The PIT consequences of the Stock Offering will conform to the federal income tax consequences of the Stock Offering.

DISCUSSION

Connecticut Corporation Business Tax Analysis

Connecticut annually imposes CBT on every mutual savings bank, savings and loan association and every other company carrying on, or having the right to carry on, business in the state, for the privilege of carrying on or doing business, owning or leasing property within the state, or maintaining an office within the state (Conn. Gen. Stat. § 12-214(a)(1)). “Carrying on or doing business” means and includes each and every act, power or privilege exercised or enjoyed in Connecticut (Conn. Gen. Stat. § 12-213(a)(20)(A)).

The CBT is measured by the larger of a tax on the entire net income received by the corporation from business transacted within Connecticut during the income year, or a tax on capital apportioned to Connecticut (Conn. Gen. Stat. §§ 12-214(a)(1); 12-219(a)). For a financial service company, the definition of which includes a federal savings bank and certain bank holding companies, the capital tax is capped at $250 (Conn. Gen. Stat. § 12-219(d)). Corporations exempt from CBT are detailed by Conn. Gen. Stat. § 12-214(a)(2)). Because the MHC, the HC and the Bank have been or will be conducting business activities in Connecticut and are not expressly exempt, the MHC, the HC and the Bank should be subject to CBT, based on the greater of their entire net income in Connecticut or $250.

“Net income” is defined as “net earnings received during the income year … computed by subtracting from gross income the deductions allowed” under Conn. Gen. Stat. § 12-217 (Conn. Gen. Stat. § 12-213(a)(10)). The determination of “gross income” is generally defined to start with gross income as defined under the Code (Conn. Gen. Stat. § 12-213(a)(9)). Similarly, the determination of the deductions allowed under Conn. Gen. Stat. § 12-217 begins with all items deductible under the Code (Conn. Gen. Stat. § 12-217(a)(1)). The Code is defined to be the Internal Revenue Code of 1986, or any subsequent internal revenue code of the United States, as amended from time to time and effective and in force on the last day of the income year (Conn. Gen. Stat. § 12-213(a)(23)). However, for practical purposes, the starting point for computation of Connecticut net income is federal taxable income before the net operating loss and any special deductions taken on the federal return (Instructions to Conn. Form CT-1120, Connecticut Corporation Business Tax Return).

In arriving at Connecticut net income, certain provisions contained in the statutes defining “gross income” and the allowable deductions result in the need, for practical purposes, to make certain modifications to federal taxable income. General adjustments that increase federal taxable income in computing Connecticut net income include, but are not limited to, the following:

1.	The CBT and other state taxes imposed on or measured by net income (Conn. Gen. Stat. § 12-217(a)(1)(A)(i));

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

2.	Deductions for depreciation of qualified property claimed and allowable under Section 168(k) (Conn. Gen. Stat. § 12-217(a)(1)(A)(ii));

3.	Federally exempt interest income/dividends excluded in computing federal gross income (Conn. Gen. Stat. § 12-213(a)(9)(A));

4.	Interest on Connecticut obligations, even if it was not excluded from the corporation’s federal taxable income (Conn. Gen. Stat. § 12-213(a)(9)(A));

5.	Interest expenses and costs directly or indirectly paid, accrued or incurred to, or in connection directly or indirectly with one or more direct or indirect transactions with, one or more related members (Conn. Gen. Stat. § 12-218c(b));

6.	Intangible expenses and costs directly or indirectly paid, accrued or incurred to, or in connection directly or indirectly with one or more direct or indirect transactions with, one or more related members (Conn. Gen. Stat. § 12-218c(b));

7.	Cancellation of debt income deferred for federal income tax purposes under Section 108(i) (Conn. Gen. Stat. § 12-217(b)(2)(A)); and

8.	The federal deduction for qualified domestic production activities (Conn. Gen. Stat § 12-217(a)(1)(A)(iii)).

General adjustments that decrease federal taxable income in computing Connecticut net income include, but are not limited to, the following:

1.	Certain dividends that were not already excluded from federal income, other than 30 percent of dividends received from a domestic corporation in which a taxpayer owns less than 20 percent (Conn. Gen. Stat. § 12-217(a)(1)(D));

2.	Dividends received from a foreign corporation under Section 78 (Conn. Gen. Stat. § 12-213(a)(9)(B));

3.	Certain capital gains from the sale land to be preserved as protected open space (Conn. Gen. Stat. § 12-217(a)(1)(E));

4.	A net capital loss carryover, limited to net capital gain, not deducted in computing federal capital gain (Conn. Gen. Stat. § 12-217(a)(4)(B));

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

5.	Net operating loss carryover attributable to Connecticut (Conn. Gen. Stat. § 12-217(a)(4)(A));

6.	Deferred cancellation of debt income recognized for federal income tax purposes under Section 108(i) (Conn. Gen. Stat. § 12-217(b)(2)(B)); and

7.	Federal bonus depreciation recovery (Conn. Gen. Stat. § 12-217(b)(1)).

The starting point for computation of Connecticut net income is gross income as defined under the Code less all items deductable under the Code, or, for practical purposes, federal taxable income. The modifications provided in the Connecticut statutes make no reference to sections of the Code implicated in the Federal Opinion resulting in a modification or adjustment of any kind for purposes of computing Connecticut net income. As a result, the CBT consequences of the Stock Offering should conform to the federal income tax consequences of the Stock Offering.

Connecticut Personal Income Tax

Connecticut imposes its PIT on the Connecticut taxable income of resident individuals, trusts and estates (Conn. Gen. Stat. § 12-700(a)). The starting point in computing the Connecticut taxable income of a resident individual is his or her Connecticut adjusted gross income, the computation of which, in turn, starts with adjusted gross income as determined for federal income tax purposes and as properly reported on the individual’s federal income tax return (Conn. Gen. Stat. § 12-701(a)(8), (19), (20)). The starting point in computing the Connecticut taxable income of a resident trust or estate is its taxable income as determined for federal income tax purposes, as adjusted by the Connecticut fiduciary adjustment (Conn. Gen. Stat. § 12-701(a)(9)). For purposes of the PIT, Connecticut conforms to the Code, as amended from time to time (Conn. Gen. Stat. § 12-701(a)(16)).

For a nonresident individual, trust or estate and a part-year resident individual or trust, Connecticut imposes its PIT on the Connecticut taxable income derived from or connected with sources within the state (Conn. Gen. Stat. § 12-700(b), (c)). The amount of tax imposed is computed as the product of the tax computed as if such nonresident or part-year resident were a resident, multiplied by a fraction, the numerator of which is the nonresident’s or part-year resident’s Connecticut adjusted gross income derived from or connected with sources within the state (Connecticut taxable income derived from or connected with sources within the state for a trust or estate) and the denominator of which is, for a nonresident, Connecticut adjusted gross income (Connecticut taxable income for a trust or estate) or, for a part-year resident, Connecticut adjusted gross income (Connecticut taxable income for a trust) subject certain adjustments (Conn. Gen. Stat. § 12-700(b), (c)(1), (c)(2)).

For a nonresident individual, income derived from or connected with sources within Connecticut is the sum of the items of income, gain, loss and deduction that enter into the computation of Connecticut adjusted gross income from several potential categories, such as a share of partnership amounts, pro-rata S corporation amounts, a share of certain trust or estate amounts, and other categories of amounts from Connecticut sources (Conn. Gen. Stat. § 12-711(a)). Included among those categories are items of income, gain, loss and deduction attributable to a business, trade, profession or occupation carried on in

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

Connecticut, and income from intangible personal property, including annuities, dividends, interest and gains from the disposition of intangible personal property, to the extent that such income is from property employed in a business, trade, profession or occupation carried on in Connecticut (Conn. Gen. Stat. § 12-711(b)(1), (2)). For a nonresident trust or estate, income derived from or connected with sources within Connecticut is determined consistent with the nonresident individual determination, plus or minus, as the case may be, the income, gain, loss and deduction derived from or connected with Connecticut sources that would be included in federal adjusted gross income if the trust or estate were an individual and recognized for federal income tax purposes, but excluded from the definition of federal distributable net income of the trust or estate (Conn. Gen. Stat. § 12-713(a)(1), (2)). For a part-year resident individual or trust, income derived from or connected with sources within Connecticut includes a combination of (a) those items of income, gain, loss and deduction included in the above categories, (b) adjusted gross income from the period of residence, and (c) special accrual adjustments (Conn. Gen. Stat. § 12-717(a)(1), (b)).

In arriving at Connecticut taxable income, certain provisions contained in the statutes defining Connecticut adjusted gross income and the Connecticut fiduciary adjustment make certain modifications in the adjusted gross income and federal taxable income starting points, respectively (Conn. Gen. Stat. § 12-701(a)(9), (10), (19), (20)); Conn. Agencies Reg. §§ 12-701(a)(20)-2; 12-701(a)(20)-3). General adjustments that increase adjusted gross income or federal taxable income in computing Connecticut taxable income include, but are not limited to, the following:

1.	Interest on state and local government obligations other than Connecticut obligations (Conn. Gen. Stat. § 12-701(a)(10)(A)(i), (20)(A)(i));

2.	Exempt-interest dividends from a mutual fund derived from state or municipal government obligations other than Connecticut obligations (Conn. Gen. Stat. § 12-701(a)(10)(A)(ii), (20)(A)(ii));

3.	Interest or dividend income on federal obligations or securities that is exempt from federal but not state income tax (Conn. Gen. Stat. § 12-701(a)(10)(A)(iii), (20)(A)(iii));

4.	Taxable portions of lump-sum distributions from qualified plans not included in federal gross income (Conn. Gen. Stat. § 12-701(a)(20)(A)(iv));

5.	Losses from the disposition of Connecticut state and local bonds (Conn. Gen. Stat. § 12-701(a)(10)(A)(iv), (20)(A)(v));

6.	The amount of any PIT paid, to the extent deductible in determining federal taxable income or adjusted gross income (Conn. Gen. Stat. § 12-701(a)(10)(A)(v), (20)(A)(vi); Conn. Agencies Regs. § 12-701(a)(20)-2(a)(6));

7.	Interest expenses on indebtedness incurred to buy or carry securities, the income on which is exempt from PIT (Conn. Gen. Stat. § 12-701(a)(10)(A)(vi), (20)(A)(vii));

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

8.	Expenses paid or incurred for the production or collection of income that is exempt from PIT or the management, conservation or maintenance of property held for the production of such income and amortizable bond premium, if the interest income from the bond is exempt from PIT, to the extent such expenses and premiums are deductible in determining federal taxable income or adjusted gross income (Conn. Gen. Stat. § 12-701(a)(10)(A)(vii), (20)(A)(viii); Conn. Agencies Regs. § 12-701(a)(20)-2(a)(8));

9.	For property placed in service after September 10, 2001, but prior to September 11, 2004, any additional allowance for bonus depreciation under Section 168(k) as provided by Section 101 of the Job Creation and Worker Assistance Act of 2002 to the extent deductible in determining federal adjusted gross income (Conn. Gen. Stat. § 12-701(a)(20)(A)(ix));

10.	To the extent not properly includable in gross income for federal income tax purposes, any income from the discharge of indebtedness, in taxable years ending after December 31, 2008, in connection with any reacquisition, after December 31, 2008, and before January 1, 2011, of an applicable debt instrument or instruments, the inclusion of which income in federal gross income for the taxable year is deferred under Section 108(i) (Conn. Gen. Stat. § 12-701(a)(20)(A)(x));

11.	An individual beneficiary’s share of a positive Connecticut fiduciary adjustment (Conn. Gen. Stat. § 12-701(a)(20)(C)); and

12.	Applicable to taxable years beginning on or after January 1, 2009, the federal deduction for qualified domestic production activities pursuant to Section 199 (Conn. Gen. Stat. § 12-701(a)(10)(A)(viii), (20)(A)(xi)).

General adjustments that decrease adjusted gross income or federal taxable income in computing Connecticut taxable income include, but are not limited to, the following:

1.	Any income that federal law prohibits states from taxing (Conn. Gen. Stat. § 12-701(a)(10)(B)(i), (20)(B)(i));

2.	Exempt dividends paid by a regulated investment company (Conn. Gen. Stat. § 12-701(a)(10)(B)(ii), (20)(B)(ii));

3.	The amount of any refund or credit for overpayment of PIT or income taxes imposed by any other state or political subdivision of a state, or the District of Columbia, to the extent properly included in federal gross income (Conn. Gen. Stat. § 12-701(a)(10)(B)(viii), (20)(B)(iii));

4.	Certain railroad retirement benefits (Conn. Gen. Stat. § 12-701(a)(20)(B)(iv));

5.	To the extent any additional allowance for bonus depreciation under Section 168(k) for property placed in service after December 31, 2001, but prior to September 10, 2004, was added to federal adjusted gross income pursuant to Conn. Gen. Stat. §12-701(a)(20)(A) in computing Connecticut adjusted gross income, 25 percent of such additional allowance for depreciation in each of the four succeeding taxable years (Conn. Gen. Stat. § 12-701(a)(20)(B)(v));

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

6.	Interest income derived from Connecticut government obligations (Conn. Gen. Stat. § 12-701(a)(10)(B)(iv), (20)(B)(vi));

7.	Gain from the sale or exchange of Connecticut state and local government bonds (Conn. Gen. Stat. § 12-701(a)(10)(B)(v), (20)(B)(vii));

8.	Interest incurred to buy or carry any obligations or securities, the interest income on which is exempt from federal income tax but subject to PIT (Conn. Gen. Stat. § 12-701(a)(10)(B)(vi), (20)(B)(viii));

9.	Ordinary and necessary expenses paid or incurred during the taxable year for the production or collection of income that is exempt from federal income tax but subject to PIT or the management, conservation or maintenance of property held for the production of such income and amortizable bond premium on any bond, the interest on which is exempt from federal income tax but subject to PIT, to the extent such expenses and premiums are not deductible in determining federal taxable income or adjusted gross income (Conn. Gen. Stat. § 12-701(a)(10)(B)(vii), (20)(B)(ix));

10.	For certain individuals, all or a portion of their Social Security benefits includible for federal income tax purposes (Conn. Gen. Stat. § 12-701(a)(20)(B)(x));

11.	Amounts rebated to taxpayers for property tax paid on a primary residence or motor vehicle (Conn. Gen. Stat. § 12-701(a)(20)(B)(xi));

12.	Distributions from a Connecticut-administered qualified state tuition program as defined in Section 529(b), to the extent includable for federal income tax purposes (Conn. Gen. Stat. § 12-701(a)(20)(B)(xii));

13.	Contributions to a Connecticut-administered qualified state tuition program as defined in Section 529(b) (Conn. Gen. Stat. § 12-701(a)(20)(B)(xiii));

14.	The amount of any Holocaust victims’ settlement payment received in the taxable year by a Holocaust victim, to the extent the amount is includable in gross income for federal income tax purposes (Conn. Gen. Stat. § 12-701(a)(20)(B)(xiv));

15.	Interest earned on funds deposited in an “individual development account,” to the extent the amount is includable in gross income of an account holder for federal income tax purposes (Conn. Gen. Stat. § 12-701(a)(20)(B)(xv));

Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

16.	Interest, capital gains or dividends earned on contributions to accounts established for the designated beneficiary pursuant to the Connecticut Homecare Option Program for the Elderly (Conn. Gen. Stat. § 12-701(a)(20)(B)(xvi));

17.	To the extent properly includable in gross income for federal income tax purposes, any income from the discharge of indebtedness, the inclusion of which income in federal gross income for the taxable year was deferred under Section 108(i) and previously added back to Connecticut adjusted gross income (Conn. Gen. Stat. § 12-701(a)(20)(B)(xviii));

18.	An individual beneficiary’s share of a negative Connecticut fiduciary adjustment (Conn. Gen. Stat. § 12-701(a)(20)(C)); and

19.	Fifty percent of the amount of Armed Forces or National Guard retirement pay included in gross income for federal income tax purposes (Conn. Gen. Stat. § 12-701(a)(20)(B)(xvii).

For a resident individual, the starting point for the computation of Connecticut taxable income is adjusted gross income as determined for federal income tax purposes. For a resident trust or estate, the starting point for the computation of Connecticut taxable income is federal taxable income. The modifications provided in the Connecticut statutes make no reference to sections of the Code implicated in the Federal Opinion resulting in a modification or adjustment of any kind for purposes of computing Connecticut taxable income. As a result, the PIT consequences of the Stock Offering to a resident individual, trust or estate should conform to the federal income tax consequences of the Stock Offering.

For a nonresident individual, the starting point for the computation of Connecticut taxable income derived from or connected with sources within the state is the items of income, gain, loss and deduction from Connecticut sources that enter into the computation of Connecticut adjusted gross income. Similarly, for a nonresident trust or estate, only those amounts of income, gain, loss and deduction that would enter into the computation of Connecticut adjusted gross income, if the trust or estate were an individual, enter into the computation of Connecticut taxable income derived from or connected with sources within the state. For a part-year resident trust or individual, the starting point for the computation of Connecticut taxable income derived from or connected with sources within the state involves computations based on both the resident (federal adjusted gross income or taxable income) and nonresident provisions (as noted immediately above). Again, the modifications provided in the Connecticut statutes make no reference to sections of the Code implicated in the Federal Opinion resulting in a modification or adjustment of any kind for purposes of computing Connecticut taxable income or Connecticut taxable income derived from or connected with sources within the state. Consequently, the PIT consequences of the Stock Offering to a nonresident individual, trust or estate or a part-year resident individual or trust also should conform to the federal income tax consequences of the Stock Offering.

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Board of Directors

Fairfield County Bank, MHC

Fairfield County Bank Corp.

Fairfield County Bank

April 29, 2010

As noted above, in connection with the transactions described herein, the MHC has engaged External Legal Counsel. In this regard, the MHC requested a tax opinion from External Legal Counsel as to the federal income tax consequences of these transactions. The MHC has specifically not engaged KPMG to render any opinion regarding any tax consequences of these transactions except those that relate to the Connecticut CBT and PIT consequences, and the MHC has instructed KPMG that for purposes of rendering its opinion regarding Connecticut tax consequences, it should rely solely on the Federal Opinion of External Legal Counsel for any matter related to federal income taxation. Thus, any and all references to the consequences of these transactions under federal income tax rules that are contained herein are made solely in reliance on the Federal Opinion and no such reference is intended to be, nor should it be interpreted as, an opinion of KPMG on any matter related to federal income tax. All opinions herein are limited solely to those relating to Connecticut tax consequences and those are made in reliance to the Federal Opinion.

CONSENT

We hereby consent to this opinion being referenced in the MHC’s Form S-1, Registration Statement that will be filed with the U.S. Securities and Exchange Commission. We also consent to the reference of our firm in the Prospectus contained in the Form S-1 under the caption “Legal and Tax Opinions.”

Very Truly Yours,

KPMG LLP

Richard A. Hill

Partner

cc:	David A. Schneider, Fairfield County Bank, MHC

Steve Donahoe, Kilpatrick Stockton LLP

Liliana Bocxe, KPMG LLP

Thomas S. Lally, KPMG LLP

Mark Hoffenberg, KPMG LLP

Scott Salmon, KPMG LLP